EXHIBIT 2.1
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                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of August___, 2000, by and among 800 TRAVEL SYSTEMS, INC. ("800 TRAVEL"), a Delaware corporation, 800 TRAVEL ACQUISITION SUB, INC., a Florida corporation ("MERGER CORP."), PRESTIGE TRAVEL SYSTEMS, INC., a Florida corporation ("PRESTIGE"); ANITA K. LASCALA ("AK LASCALA"), an individual, RON LASCALA ("R LASCALA"), an individual and KIMBERLY D. LASCALA ("KD LASCALA"), an individual (AK LaScala, R LaScala and KD LaScala are collectively referred to as the "SHAREHOLDERS"). 800 Travel, Merger Corp., Prestige and the Shareholders are collectively referred to herein as the "PARTIES."

                                    RECITALS:

         WHEREAS, Shareholders were the owners of a travel company known as Prestige Travel Service II, Inc. ("PTS II"), a Florida corporation incorporated June 14, 1993;

         WHEREAS, Shareholders sold 100% of the issued and outstanding stock in PTS II to Affinity Travel Systems International, Inc. ("AFFINITY") effective January 1, 1999;

         WHEREAS, Shareholders formed Prestige in October 1999;

         WHEREAS, Shareholders repurchased PTS II from Affinity effective December 31, 1999;

         WHEREAS, Shareholders dissolved PTS II in March 2000;

         WHEREAS, all of the assets utilized by PTS II to operate its business were properly and legally transferred to Prestige as the successor business to PTS II;

         WHEREAS, Prestige is engaged in the business of providing travel booking and reservation services;

         WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares of capital stock of Prestige;

         WHEREAS, 800 Travel is engaged in the business of providing travel booking and reservation services and through its newly-formed, wholly-owned subsidiary, Merger Corp., desires to effect a business combination and merger of Prestige with and into Merger Corp. upon the terms and subject to the satisfaction of the conditions precedent contained herein (the "MERGER"); and

         WHEREAS, it is intended that for federal income tax purposes the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

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                                    ARTICLE I
                               CERTAIN DEFINITIONS
                               -------------------

         "BALANCE SHEET" means the most recent balance sheet contained within the Financial Statements.

         "BALANCE SHEET DATE" means the effective date of the Balance Sheet.

         "CLOSING" has the meaning set forth in SECTION 2.2 below.

         "CLOSING DATE" has the meaning set forth in SECTION 2.2 below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CORPORATION LAW" means the statutes, regulations and laws governing business corporations in the State of Florida.

         "800 TRAVEL SHARE" means a share of the common stock, $.01 par value, of 800 Travel.

         "800 TRAVEL SHARES" means shares of the common stock, $.01 par value, of 800 Travel.

         "EFFECTIVE TIME" means the time as of which the Merger of Prestige with and into Merger Corp. is effective, which for purposes of this Agreement is intended to be and may be used interchangeably with the Closing Date on which the Parties will file the Articles of Merger as defined herein.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA), (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan as defined in Section 3(37) of ERISA), or (d) Employee Welfare Benefit Plan (as defined in Section 3(37) of ERISA) or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 3.1(g).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, franchises, licenses, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights,

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copyright registrations and applications therefore and all other rights corresponding thereto throughout the world; (d) all trade names, logos, domain names, URL's, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (e) all databases and data collections and all rights therein throughout the world; (f) all computer software including all source code, object code, algorithms, display screens, layouts, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (g) any similar, corresponding or equivalent rights to any of the foregoing; and (h) all documentation related to any of the foregoing.

         "KNOWLEDGE", unless otherwise specifically noted in this Agreement, means the actual knowledge of AK LaScala, R LaScala and KD LaScala as all of the Shareholders, directors and officers of Prestige, after having made such due and diligent inquiry and investigation as a reasonable person would deem necessary and appropriate as to the subject matter.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PRESTIGE SHARE" means a share of the common stock, $1.00 par value, of Prestige.

         "PRESTIGE SHARES" means shares of common stock, $1.00 par value, of Prestige.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                   ARTICLE II
                       THE MERGER AND RELATED TRANSACTIONS
                       -----------------------------------

         2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time Prestige will merge with and into Merger Corp. Merger Corp. shall be the corporation surviving the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida and the separate corporate existence of Merger Corp. with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger except as set forth herein and in the Articles of Merger and Plan of Merger (the "ARTICLES OF MERGER") in the forms attached hereto as EXHIBIT A.

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         2.2 THE CLOSING. The Closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Shumaker, Loop & Kendrick, LLP following the satisfaction or waiver of all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby. The date of the Closing (the "CLOSING DATE") shall be a date mutually agreed to by the parties hereto. All of the parties hereto expressly acknowledge and agree that time is of the essence in closing the transactions contemplated herein.

         2.3 ACTIONS AT THE CLOSING. At the Closing, (i) the Shareholders and Prestige will deliver to 800 Travel the various certificates, instruments, and documents referred to in Section 6.1 below; (ii) 800 Travel and Merger Corp. will deliver to the Shareholders the various certificates, instruments and documents referred to in Section 6.2 below; and (iii) Prestige and 800 Travel will file the Articles of Merger with the Florida Secretary of State.

         2.4 EFFECT OF MERGER. The Merger shall become effective at the time the Articles of Merger are filed with the Florida Secretary of State. The Merger shall have the effect set forth in ss.607.1106 of the Florida Statutes. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of such entity or the entity with which it merged in order to carry out and effectuate the transactions contemplated by this Agreement.

         2.5 EFFECTIVE TIME. The Merger shall become effective on the Closing Date, to be designated as the Effective Time of the Merger.

         2.6 ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. Effective at the Effective Time, the Articles of Incorporation of Merger Corp. shall be the Articles of Incorporation of the Surviving Corporation unless and until duly amended in accordance with their terms.

         2.7 BYLAWS OF SURVIVING CORPORATION. The Bylaws of the Merger Corp. in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, unless and until duly amended in accordance with their terms.

         2.8 DIRECTORS OF THE SURVIVING CORPORATION. The persons who are directors of Merger Corp. immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         2.9 OFFICERS OF THE SURVIVING CORPORATION. The persons who are officers of Merger Corp. immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold their same respective offices until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

         2.10 CONVERSION OF PRESTIGE SHARES. The manner of converting Prestige Shares in the Merger shall be as follows:

                  (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Prestige common stock issued and outstanding at the Effective Time shall cease to exist, and each holder of a certificate representing any such Prestige Shares shall thereafter cease to have any rights with respect to such Prestige Shares except the right to receive upon the surrender of such certificate on the Closing Date: (i) the number of 800

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Travel Shares set forth on SCHEDULE 2.10(a), (the "STOCK CONSIDERATION"), and
(ii) cash in the amount set forth on SCHEDULE 2.10(a) (the "CASH CONSIDERATION," and together with the Stock Consideration, the "MERGER CONSIDERATION"). The Stock Consideration shall be delivered to the Shareholders at Closing or as soon as practicable following the Closing in certificate form bearing a restrictive legend. The Cash Consideration shall be paid at the Closing by wire transfer or cashier's or bank check. Except for the right to receive the Merger Consideration, after the Effective Time no Prestige Shares shall be deemed to be outstanding or to have any rights whatsoever.

                  (b) Each of the Prestige Shares held in Prestige's treasury at the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) At the Effective Time, each share of Merger Corp. common stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereto, continue unchanged and remain outstanding as a validly issued, fully paid, nonassessable share of Merger Corp. common stock.

         2.11 EXCHANGE OF CERTIFICATES REPRESENTING PRESTIGE SHARES. The Shareholders shall deliver to 800 Travel at Closing the certificate or certificates representing the Prestige Shares owned by them, duly endorsed in blank by the Shareholders, or accompanied by duly endorsed stock powers in blank. The Shareholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Prestige Shares or with respect to the stock powers accompanying any Prestige Shares. Upon such a delivery, the Shareholders shall receive in exchange therefor, a certificate representing that number of 800 Travel Shares that the Shareholders are entitled to receive pursuant to SECTION 2.10 hereof. Until the certificate or certificates representing the Prestige Shares have been surrendered by the Shareholders and replaced by a certificate or certificates representing 800 Travel Shares, the certificate or certificates representing the Prestige Shares shall for all purposes be deemed to evidence ownership of the number of 800 Travel Shares determined in accordance with the provisions of
SCHEDULE 2.10 attached hereto. All 800 Travel Shares issuable to the Shareholders in the Merger shall be deemed for all purposes to have been issued by 800 Travel at the Effective Time, although the Merger Consideration shall not actually be paid by 800 Travel to the Shareholders until the Closing Date.

         2.12 FRACTIONAL SHARES. Notwithstanding any other provision herein, no fractional 800 Travel Shares will be issued. Fractional shares shall be rounded down to the nearest whole number of shares.

         2.13 NAME CHANGE. In connection with the consummation of the Merger, the Surviving Corporation shall change its name to Prestige Travel Systems, Inc., which the Shareholders acknowledge and agree shall be the name of 800 Travel's wholly owned subsidiary.

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                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         3.1 REPRESENTATIONS AND WARRANTIES OF PRESTIGE AND THE SHAREHOLDERS. Prestige and the Shareholders jointly and severally represent and warrant to 800 Travel and Merger Corp. that the statements contained in this SECTION 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. Nothing in the Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Prestige is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Prestige is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Prestige has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Prestige is not in default under or in violation of any provision of its articles of incorporation or bylaws.

                  (b) CAPITALIZATION. The entire authorized capital stock of Prestige consists of Seven Thousand Five Hundred (7,500) shares of common stock, of which one hundred (100) shares of common stock are issued and outstanding. All of the issued and outstanding Prestige Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of, and have always been held of, record by the Shareholders. The Shareholders are the lawful owner of 100% of the issued and outstanding capital stock of Prestige, free and clear of all liens, encumbrances, restrictions and claims of every kind. AK LaScala owns fifty-one (51) Prestige Shares, R LaScala owns twenty-nine (29) Prestige Shares and KD LaScala owns twenty (20) Prestige Shares. The Shareholders have the legal right, power and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. No Shareholder is owed any amount from Prestige and no Shareholder is owed, or entitled to receive, any property from Prestige. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Prestige to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Prestige. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Prestige. The Shareholders hold of record and own beneficially all of the issued and outstanding Prestige Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Shareholders is a party to any option, warrant, purchase right, or other contract or commitment that could require such Shareholder to sell, transfer, or otherwise dispose of any capital stock of Prestige (other than this Agreement). None of the Shareholders is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Prestige Shares.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Prestige is subject or any provision of the Articles of Incorporation or Bylaws of Prestige or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration

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of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Prestige is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except for the filing of appropriate certificates to effect the Merger, Prestige does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (d) BROKERS' FEES. None of the Shareholders or Prestige has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement

                  (e) TITLE TO ASSETS. Prestige has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for liens disclosed in SCHEDULE 3.1(E) and except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date.

                  (f) SUBSIDIARIES AND INVESTMENTS. Prestige has no subsidiaries. None of Prestige or the Shareholders, owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity which is engaged in a business similar to or in competition with the business of Prestige.

                  (g) FINANCIAL STATEMENTS. The Shareholders and Prestige have provided to 800 Travel the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) Prestige's predecessor PTS II's balance sheets, statements of income, as of and for the fiscal year ended December 31, 1999; and
(ii) Prestige's balance sheet and statements of income as of and for the six (6) month period ended June 30, 2000. The Financial Statements set forth in SCHEDULE 3.1(g) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, present fairly the financial condition of Prestige as of such dates and the results of operations of Prestige for such periods, are correct and complete, and are consistent with the books and records of Prestige (which books and records are correct and complete).

                  (h) EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been any adverse change in the business, financial condition, operations, results of operations, future prospects or anticipated profitability of Prestige. Without limiting the generality of the foregoing, since that date:

                           (i) Prestige has not sold, leased, transferred, or
assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

                           (ii) Prestige has not entered into any agreement,
contract, loan, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Ten Thousand Dollars ($10,000) or other than in the ordinary course of business;

                           (iii) No party (including Prestige) has accelerated,
terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Ten Thousand Dollars ($10,000) to which Prestige is a party or by which it is bound;

                           (iv) Prestige has not imposed any Security Interest
upon any of its assets, tangible or intangible;

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

                           (v) Prestige has not made any capital expenditure (or
series of related capital expenditures) either involving more than Ten Thousand Dollars ($10,000) or other than in the ordinary course of business;

                           (vi) Prestige has not issued any note, bond, or other
debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than Ten Thousand Dollars ($10,000) in the aggregate;

                           (vii) Prestige has not delayed or postponed the
payment of accounts payable and other Liabilities other than in the ordinary course of business;

                           (viii) Prestige has not canceled, compromised,
waived, or released any right or claim (or series of related rights and claims) either involving more than Ten Thousand Dollars ($10,000) or other than in the ordinary course of business;

                           (ix) Prestige has not issued, sold, or otherwise
disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                           (x) Except for the distribution to Shareholders of an
aggregate amount of $80,000.00 prior to Closing (the "Distribution"), Prestige has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock and with respect to the Distribution, all rquisite corporate actions were taken to legally authorize and properly make the Distribution;

                           (xi) Prestige has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property;

                           (xii) Prestige has not made any loan to, or entered
into any other transaction with, any of its directors, officers, and employees;

                           (xiii) Prestige has not granted any increase in the
base compensation of any of its directors, officers, and employees other than in the ordinary course of business;

                           (xiv) Prestige has not adopted, amended, modified, or
terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan); and

                           (xv) There has not been any other occurrence, event,
incident, action, failure to act, or transaction other than in the ordinary course of business involving Prestige and Prestige has not committed to any of the foregoing.

                  (i) UNDISCLOSED LIABILITIES. Prestige has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Prestige giving rise to any Liability), except for: (i) Liabilities set forth in the Balance Sheet,
(and) (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities or other obligations as disclosed on SCHEDULE 3.1(i) hereto.

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                  (j) LEGAL COMPLIANCE. Prestige and its respective predecessors and affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (k) TAX MATTERS.

                           (i) Prestige has filed all Tax Returns that it was
required to file through the date hereof. All such Tax returns were correct and complete in all respects. All Taxes owed by Prestige through the date hereof (whether or not shown on any Tax Return) have been paid. Prestige currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Prestige does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Prestige that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Prestige has withheld and paid all Taxes
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party.

                           (iii) None of the Shareholders or any director or
officer (or employee responsible for Tax matters) of Prestige expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Prestige either: (A) claimed or raised by any authority in writing or (B) as to which any of the Shareholders or any of the directors and officers (and employees responsible for Tax matters) of Prestige has Knowledge based upon personal contact with any agent of such authority. The Shareholders have delivered to 800 Travel and Merger Corp. correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Prestige since January 1, 1995.

                           (iv) Prestige has not waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) Prestige has not filed a consent under Code
Section 341(f) concerning collapsible corporations. Prestige has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Prestige has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Prestige has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Prestige is not a party to any Tax allocation or sharing agreement. Prestige: (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Prestige) and (B) has no Liability for the Taxes of any Person (other than Prestige) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (vi) Any unpaid Taxes of Prestige: (A) did not, as of
the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Prestige in filing its Tax Returns.

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                           (vii) SCHEDULE 3.1(k)(vii) sets forth the federal
income Tax basis of Prestige in its assets.

                           (viii) Prestige operates at least one significant
historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d) promulgated under the Code.

                           (ix) Prior to the Merger, no Prestige shareholder had
a portion of such shareholder's Prestige interest redeemed by Prestige, or received an extraordinary distribution with respect to such shareholder's Prestige interest, and no corporation "related to Prestige" (within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B) promulgated under the Code) has acquired any stock of Prestige held by such Prestige shareholder, where such disposition or acquisition would reduce the aggregate fair market value of the 800 Travel Shares to be received by the Shareholders (with such fair market value measured as of the Effective Time of the Merger) to an amount less than fifty-one percent (51%) of the fair market value of the Prestige Shares held by all Prestige shareholders immediately before any such distribution, disposition or acquisition.

                  (l) REAL PROPERTY. Prestige does not own any real property.
SCHEDULE 3.1(1) lists and describes all real property leased or subleased to Prestige. The Shareholders have delivered to 800 Travel and Merger Corp. correct and complete copies of the leases and subleases listed in SCHEDULE 3.1(1). With respect to each lease and sublease listed in SCHEDULE 3.1(1):

                           (i) The lease or sublease is legal, valid, binding,
enforceable, and in full force and effect;

                           (ii) The lease or sublease will continue to be legal,
valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (iii) No party to the lease or sublease is in breach
or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) Prestige has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                           (v) All facilities leased or subleased thereunder
have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                  (m) INTELLECTUAL PROPERTY.

                           (i) Prestige owns or has the right to use pursuant to
license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of Prestige as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Prestige immediately prior to the Closing hereunder will be owned or available for use by Prestige on identical terms and conditions immediately subsequent to the Closing hereunder. Prestige has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                           (ii) Prestige has not interfered with, infringed
upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders or the directors and officers (and employees with responsibility for Intellectual Property matters) of Prestige have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Prestige must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Prestige, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Prestige.

                           (iii) SCHEDULE 3.1(m)(iii) identifies each patent or
registration which has been issued to Prestige with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Prestige has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Prestige has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Shareholders have delivered to 800 Travel and Merger Corp. correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to 800 Travel and Merger Corp. correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. SCHEDULE 3.1(m)(iii) also identifies each trade name or unregistered trademark used by Prestige in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in SCHEDULE 3.1(m)(iii):

                                    (A) Prestige possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) The item is not subject to any
outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) No action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Prestige, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) Prestige has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv) SCHEDULE 3.1(m)(iv) identifies each item of
Intellectual Property that any third party owns and that Prestige uses pursuant to license, sublicense, agreement, or permission. The Shareholders have delivered to 800 Travel and Merger Corp. correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
SCHEDULE 3.1(m)(iv):

                                    (A) The license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                    (B) The license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) No party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) The underlying item of Intellectual
Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (E) No action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Prestige, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (F) Prestige has not granted any sublicense
or similar right with respect to the license, sublicense, agreement, or permission.

                  (n) TANGIBLE ASSETS. Prestige owns or leases all buildings, machinery, equipment, training materials and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted as set forth on SCHEDULE 3.1(n). Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

                  (o) INVENTORY. Prestige does not have any inventory.

                  (p) CONTRACTS. SCHEDULE 3.1(p) lists the following contracts and other agreements to which Prestige is a party:

                           (i) Any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of Ten Thousand Dollars ($10,000) per annum;

                           (ii) Any agreement (or group of related agreements)
for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, result in a material loss to Prestige, or involve consideration in excess of Ten Thousand Dollars ($10,000);

                           (iii) Any agreement concerning a partnership or joint
venture;

                           (iv) Any agreement (or group of related agreements)
under which Prestige has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Ten Thousand Dollars ($10,000) or under which Prestige has imposed a Security Interest on any of its assets, tangible or intangible;

                           (v) Any agreement concerning confidentiality or
noncompetition;

                           (vi) Any agreement with the Shareholders or any of
their affiliates (other than Prestige);

                           (vii) Any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of Prestige's current or former directors, officers, and employees;

                           (viii) Any collective bargaining agreement;

                           (ix) Any agreement over One Thousand ($1,000) Dollars
under which Prestige has advanced or loaned any amount to any of its directors, officers, and employees other than in the ordinary course of business;

                           (x) Any agreement under which the consequences of a
default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Prestige; and

                           (xi) Any other agreement (or group of related
agreements) the performance of which involves consideration in excess of Ten Thousand Dollars ($10,000).

The Shareholders have delivered to 800 Travel and Merger Corp. a correct and complete copy of each written agreement listed in SCHEDULE 3.1(p) and a written summary setting forth the terms and conditions of each oral agreement referred to in SCHEDULE 3.1(p). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement.

                  (q) ACCOUNTS RECEIVABLE. To the Knowledge of Prestige and Shareholders all accounts receivable of Prestige are reflected properly on its books and records, are valid receivables for goods actually sold and services actually provided subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Prestige.

                  (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Prestige.

                  (s) INSURANCE. Prestige has in place and has had in place insurance(including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Prestige has been a party, a named insured, or otherwise the beneficiary of coverage since its formation. With respect to each such insurance policy to which Prestige is a party, named insured or beneficiary: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Prestige nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Prestige has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. SCHEDULE 3.1(s) describes any self-insurance arrangements affecting Prestige. Except as set forth on Schedule 3.1(s), there are no claims against Prestige that could give rise to any insurance claims or, to the Shareholder's Knowledge, there are no claims threatened to be made or any facts or circumstances existing or that have occurred that could give rise to any potential claims against Prestige.

                  (t) LITIGATION. SCHEDULE 3.1(t) sets forth each instance in which Prestige: (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Shareholders and the directors and officers (and employees with responsibility for litigation matters) of Prestige, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in SCHEDULE 3.1(t) could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Prestige. The Shareholders and the directors and officers (and employees with responsibility for litigation matters) of Prestige do not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Prestige.

                  (u) EMPLOYEES. To the Knowledge of the Shareholders and the directors and officers (and employees with responsibility for employment matters) of Prestige, no executive, key employee, or group of employees has any plans to terminate employment with Prestige. Prestige is not a party to or bound by any collective bargaining agreement, nor has Prestige experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Prestige has not committed any unfair labor practice. The Shareholders and the directors and officers (and employees with responsibility for employment matters) of Prestige do not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Prestige. Prestige has either paid (or reserved for amounts accruing but not yet due and payable with respect to) its employees all wages, commissions and accruals for vacation, personal days and sick leave owing through the Closing Date. The consummation of the transactions contemplated hereby will not cause Prestige to incur or suffer any Liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity, and any such claim made against Prestige or 800 Travel and Merger Corp. for reason of any termination or separation of any employee of Prestige on or before Closing, or otherwise resulting from the Merger, shall be the sole responsibility of the Shareholders. Except as set forth in SCHEDULE 3.1(u), no employee of Prestige has any contractual right to continued employment by Prestige following the Merger, and 800 Travel and Merger Corp. shall be free to terminate or continue the employment of such employees of Prestige as 800 Travel and Merger Corp. may determine and on such terms and conditions as 800 Travel and Merger Corp. may determine. Set forth in SCHEDULE 3.1(u) is an accurate and complete list of all employees employed by Prestige showing as to each the nature of the employee's job, years of service, the current amount or rate of annualized compensation, the immediately preceding rate of annualized compensation and the date of the last change thereof, any earned vacation, any defined contribution employee benefit plan, pension plan, 401(k) plan, and medical or dental insurance benefits due the employee and other matters which may be reasonably required by 800 Travel and Merger Corp.

                  (v) EMPLOYEE BENEFITS.

                           (i) LIST AND STATUS OF PLANS. Set forth on SCHEDULE
3.1(v) is an accurate and complete list of all Employee Benefit Plans currently maintained or contributed to by Prestige. Prestige does not maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Prestige has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of Prestige or of any entity treated as a single employer with Prestige under Section 414 of the Code or ceased operations at any facility or withdrawn from any such Employee Benefit Plan in a manner which could subject Prestige to Liability under Sections 4062(f), 4063 of 4064 of ERISA, and Prestige does not know of any facts or circumstances which could reasonably be expected to give rise to any liability of Prestige to the PBGC under Title IV of ERISA. Prestige is not a party to any pension plan that is a "multi-employer plan" (within the meaning of Section 4001(a)(3) of ERISA) and has not incurred any withdrawal Liability (including any contingent or secondary withdrawal liability), within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a multi-employer plan. No event has occurred, and, to the best knowledge of Prestige, there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multi-employer plan which could result in any liability to a multi-employer plan.

                           (ii) CONTRIBUTIONS. Prestige has made on a timely
basis all payments and contributions which Prestige is required to make and which are currently due with respect to all Employee Benefit Plans in accordance with applicable law, the terms of the Employee Benefit Plans or any agreement relating to any Employee Benefit Plan to which Prestige is a party as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Prestige has made adequate provisions for reserves required to be reflected in accordance with GAAP consistently applied in the Balance Sheet to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as set forth in the documents evidencing such Plans and have not been materially increased subsequent to the date as of which documents have been provided. No contributions have been made nor are any contributions contemplated to be made to any Employee Benefit Plan for the period subsequent to the Balance Sheet Date except for regular premiums paid and payable on group life, health and disability plans.

                           (iii) TAX QUALIFICATION. Each Employee Benefit Plan
required to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and Prestige is not aware of any facts or circumstances that have occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. Except as disclosed on SCHEDULE 3.1(v), Prestige has not sought relief with respect to the continued qualification of any Employee Benefit Plan from the Internal Revenue Service under the Internal Revenue Service's Closing Agreement Program or Voluntary Compliance Resolution Program.

                           (iv) TRANSACTIONS. No "prohibited transaction" (as
defined in Section 406 of ERISA and Section 4975 of the Code) and no "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan and Prestige has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or Liability for prohibited transactions under ERISA or the Code, nor has any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

                           (v) DOCUMENTS. Prestige has delivered or caused to be
delivered to 800 Travel and Merger Corp. and their counsel true and complete copies of: (A) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan intended to be qualified under Section 401 or 501 of the Code and (B) completed Form 5500s for each of the last two (2) fiscal years for each Employee Benefit Plan with respect to which such Forms were required to be filed and will provide when completed a Form 5500 for the most recently completed fiscal year for each Employee Benefit Plan required to file such form. All annual reports on Form 5500 required by ERISA with respect to any Employee Benefit Plan have been filed in a timely manner and are complete and accurate in all material aspects.

                           (vi) NO SELF-INSURED MEDICAL BENEFITS. Except as
disclosed on SCHEDULE 3.1(v), Prestige has no material monetary obligation, contingent or otherwise, under any Employee Benefit Plan providing hospitalization, major medical or other medical coverage, other than the payment of premiums to insurance carriers, health maintenance organizations or preferred provider organizations, which is not fully insured or substantially covered by adequate stop loss policies currently in force.

                           (vii) RETIREE BENEFITS. Prestige has no obligations
under any Employee Benefit Plan, or under any oral or written agreement with any present or former employees, to provide: (A) ongoing medical or life insurance coverage or similar post-termination benefits to any former employee (other than COBRA continuation coverage required by law), or (B) severance payments (other than accrued salary and vacation pay) to any employee upon retirement or other termination of employment.

                  (w) GUARANTIES. Except as disclosed in Schedule 3.1(w), Prestige is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

                  (x) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                           (i) Prestige and its predecessors have complied and
Prestige is in compliance with all Environmental, Health, and Safety
Requirements.

                           (ii) Without limiting the generality of the
foregoing, Prestige and its predecessors have obtained and complied with, and Prestige is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of Prestige's facilities and the operation of Prestige's business; a list of all such permits, licenses and other authorizations is set forth in SCHEDULE 3.1(x).

                           (iii) Neither Prestige nor its predecessors have
received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or Prestige's facilities arising under Environmental, Health, and Safety Requirements.

                           (iv) None of the following exists at any property or
facility owned or operated by Prestige: (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

                           (v) Neither Prestige nor its predecessors have
treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

                           (vi) Neither this Agreement nor the consummation of
the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                           (vii) Neither Prestige nor any of its predecessors
have, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                           (viii) No facts, events or conditions relating to the
past or present facilities, properties or operations of Prestige, or any of its predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (y) YEAR 2000 COMPLIANCE. To the Knowledge of Prestige and Shareholders none of the assets owned or used by Prestige, including, but not limited to, computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause or have caused it to fail to operate and produce data based on time periods on and after January 1, 2000, accurately and without delay, interruption or error (collectively, a "YEAR 2000 DEFECT"). None of the assets owned or used by Prestige will fail or have failed to perform in any material respect due in any way to, a Year 2000 Defect. No software contains a Year 2000 Defect. No commitment contains any provision, enforceable against Prestige for liquidated damages, consequential damages or incidental damages as a result of a Year 2000 Defect. Prestige has no obligations under any commitments including, but not limited to, warranty agreements, service agreements, supply agreements, purchase orders, sales orders or other similar arrangements to correct or rectify a Year 2000 Defect of any customer, vendor or supplier or to indemnify any customer, vendor or supplier in the event Prestige experiences a Year 2000 Defect. Prestige has no knowledge that a customer, vendor or supplier of Prestige may experience a Year 2000 Defect that could cause an adverse effect on the assets, liabilities, financial position, results of operation, cash flows, business or business prospects of Prestige.

                  (z) CERTAIN BUSINESS RELATIONSHIPS WITH PRESTIGE. None of the Shareholders nor any of their affiliates have been involved in any business arrangement or relationship with Prestige within the past 12 months, and neither of the Shareholders nor any of their affiliates own any asset, tangible or intangible, which is used in the business of Prestige. At Closing Prestige shall have no Liability to Shareholders.

                  (aa) INVESTMENT REPRESENTATIONS AND COVENANTS. (i) Each of the Shareholders understands that the 800 Travel Shares which shall comprise a portion of the Merger Consideration have not been and shall not be registered under the Securities Act, or any state securities laws on the grounds that the issuance of the 800 Travel Shares is exempt from registration pursuant to
Section 4(2) of the Securities Act and applicable state securities laws, and that the reliance of 800 Travel and Merger Corp. on such exemptions is predicated in part on the Shareholders' representations, warranties, covenants and acknowledgments set forth in this Section. The Shareholders acknowledge that: (A) 800 Travel and Merger Corp. have made no assurances that a public market will continue to exist, (B) the 800 Travel Shares are a highly speculative investment involving a high degree of risk, (C) the Shareholders are able, without impairing their respective financial conditions, to hold the 800 Travel Shares for an indefinite period of time and suffer the complete loss thereof, and (D) after one year and one day from the Effective Time, the exemption available through Rule 144 of the Securities Act may be accessed by the Shareholders, provided all of the terms and conditions of such exemption have been met.

                           (ii) Each of the Shareholders represents and warrants
that: (A) he or she is an "accredited investor" or "sophisticated investor" as defined under the Securities Act and state "Blue Sky" laws, or that the Shareholder has utilized, to the extent necessary to be deemed a sophisticated investor under the Securities Act and State "Blue Sky" laws, the assistance of a professional advisor, and (B) he or she, either alone or together with the assistance of the Shareholder's own professional advisor, has such knowledge and experience in financial and business matters such that the Shareholder is capable of evaluating the merits and risks of the Shareholder's investment in the 800 Travel Shares to be acquired by the Shareholder upon consummation of the Merger.

                           (iii) Each of the Shareholders represents and
warrants that the 800 Travel Shares to be acquired by the Shareholder upon consummation of the transactions described in this Agreement will be acquired by the Shareholder for the Shareholder's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that the Shareholder will not distribute any of the 800 Travel Shares in violation of the Securities Act. All shares of the 800 Travel Shares shall bear a restrictive legend in substantially the following form:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS."

         In addition, the 800 Travel Shares shall bear any legend required by the securities or "Blue Sky" laws of the State of Florida as well as any other legend deemed appropriate by 800 Travel and Merger Corp. or its counsel.

                           (iv) Each of the Shareholders represents and warrants
that his or her principal residence is within the State of Florida.

                           (v) Each of the Shareholders: (A) acknowledges that
the 800 Travel Shares issued to the Shareholder at the Closing must be held at least one (1) year plus one (1) day after the Effective Time of this Agreement by the Shareholder unless subsequently registered under the Securities Act or an exemption from registration is available, (B) is aware that any routine sales of 800 Travel Shares made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (C) is aware that Rule 144 is not currently available for use by the Shareholder for resale of any of the 800 Travel Shares to be acquired by the Shareholder upon consummation of the transactions described in this Agreement.

                           (vi) Each of the Shareholders confirms that the
Shareholders have had the opportunity to ask questions of and receive answers from 800 Travel and Merger Corp.'s management concerning the terms and conditions of the Shareholders' investment in the 800 Travel Shares, and the Shareholders have received, to the Shareholders' satisfaction, such additional information, in addition to that set forth herein, about 800 Travel and Merger Corp.'s operations as the Shareholders have requested.

                           (vii) In order to ensure compliance with the
provisions of paragraph (iii) hereof, the Shareholders agree that after the Closing the Shareholders will not sell or otherwise transfer or dispose of any shares of the 800 Travel Shares or any interest therein (unless such shares have been registered under the Securities Act) without first complying with applicable federal and state securities laws.

In connection with any such proposed transfer by Shareholders, 800 Travel and Merger Corp. shall have also received an opinion from their own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder, the expenses and cost of which are to be borne by 800 Travel.

The Shareholders also agree that the certificates or instruments representing the 800 Travel Shares to be issued to the Shareholders pursuant to this Agreement may contain a restrictive legend noting the restrictions on transfer described in this Section and required by federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to 800 Travel' transfer agent, if any, provided that this SECTION 3.1(AA)(VII) shall no longer be applicable to any shares of the 800 Travel Shares following their transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.

                  (bb) PROSPECTS OF PRESTIGE. To the Knowledge of the Shareholders, no material adverse changes have occurred between the Balance Sheet Date and the Closing with respect to the business of Prestige, Prestige's financial condition, or its anticipated profitability.

                  (cc) INTERESTS IN CLIENTS, SUPPLIERS, ETC. Except as set forth in SCHEDULE 3.1(CC), as of the Closing Date, none of the Shareholders or any officer or director of Prestige owns or possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is engaged in the same or similar business as Prestige, or is a competitor or potential competitor of Prestige. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, not in excess of 1% of any class of such securities, shall not be deemed to be a financial interest for purposes of this SECTION 3.1 (cc).

                  (dd) BANK ACCOUNTS. Set forth in SCHEDULE 3.1(dd) is an accurate and complete list showing the name and address of each bank in which Prestige has an account or safe deposit box, the number of any such account or any such box, the names of all persons authorized to draw thereon or to have access thereto and the current balances maintained in all such accounts.

                  (ee) DISCLOSURE. The representations and warranties contained in this SECTION 3.1 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this SECTION 3.1 not misleading. There is no fact to the Knowledge of Prestige or the Shareholders which materially and adversely affects the businesses, prospects or financial condition of Prestige, its properties or assets, which has not been disclosed and set forth in this Agreement.

         3.2 REPRESENTATIONS AND WARRANTIES OF 800 TRAVEL AND MERGER CORP. 800 Travel and Merger Corp. represent and warrant to the Shareholders that the statements contained in this SECTION 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

                  (a) ORGANIZATION OF 800 TRAVEL AND MERGER CORP. 800 Travel and Merger Corp. are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and Florida, respectively.

                  (b) AUTHORIZATION OF MERGER. 800 Travel and Merger Corp. each have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of 800 Travel and Merger Corp., enforceable in accordance with its terms and conditions. Except for the filing of the Articles of Merger to effect the Merger, 800 Travel and Merger Corp. need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which 800 Travel and Merger Corp. are subject or any provision of their respective articles of incorporation or bylaws.

                                    ARTICLE V
                             POST-CLOSING COVENANTS
                             ----------------------

         5.1 The Parties agree as follows with respect to the period following the Closing:

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE VII). The Shareholders acknowledge and agree that from and after the Closing, 800 Travel and Merger Corp. will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Prestige.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Prestige, each of the other Parties will cooperate with him, or it and his, or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to ARTICLE VII).

                  (c) TRANSITION. The Shareholders shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Prestige from maintaining the same business relationships with Prestige after the Closing as it maintained with Prestige prior to the Closing. The Shareholders will refer all customer inquiries relating to the businesses of Prestige to 800 Travel and Merger Corp. or 800 Travel and Merger Corp.'s subsidiary from and after the Closing.

                  (d) CONFIDENTIALITY. The Shareholders shall: (i) treat and hold as such all of the confidential information of Prestige, 800 Travel, Merger Corp., and 800 Travel's direct subsidiaries, (ii) refrain from using any of the confidential information of Prestige, 800 Travel, Merger Corp. and 800 Travel's direct subsidiaries except in connection with this Agreement, and (iii) deliver promptly to 800 Travel and Merger Corp. or destroy, at the request and option of 800 Travel, all tangible embodiments (and all copies) of the confidential information of Prestige, 800 Travel, Merger Corp., or 800 Travel's direct subsidiaries which are in their possession. In the event that either of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information of Prestige, 800 Travel, Merger Corp. or 800 Travel's direct subsidiaries, such Shareholder will notify 800 Travel and Merger Corp. promptly of the request or requirement so that 800 Travel and Merger Corp. may seek an appropriate protective order or waive compliance with the provisions of this
SECTION 5.1(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders are, on the advice of counsel, compelled to disclose any confidential information of Prestige, 800 Travel, Merger Corp. or 800 Travel's direct subsidiaries to any tribunal or else stand liable for contempt, then such Shareholder may disclose the confidential information to the tribunal; provided, however, that the disclosing Shareholder shall use his or her reasonable best efforts to obtain, at the reasonable request of 800 Travel, Merger Corp. or 800 Travel's direct subsidiaries, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as 800 Travel, Merger Corp. or 800 Travel's direct subsidiaries shall designate. The foregoing provisions shall not apply to any confidential information of Prestige, 800 Travel, Merger Corp. or 800 Travel's direct subsidiaries which is generally available to the public immediately prior to the time of disclosure.

                  (e) NON-COMPETE, NON-SOLICITATION. For a period of THREE (3) years from and after the Closing Date (as such period may be extended in accordance with any employment agreement in effect between 800 Travel or 800 Travel's direct subsidiaries and any of the Shareholders), the Shareholders shall not: (i) engage directly or indirectly in any travel and cruise related reservation businesses in the areas described in SCHEDULE 5.1(e); provided, however, that the Shareholders may own less than 1% of the outstanding stock of any publicly-traded corporation engaged in part or in whole in the travel and cruise reservation businesses, (ii) solicit or attempt to induce any employee of 800 Travel or merger Corp. to leave the employ of 800 Travel or Merger Corp., or in any way interfere with the relationship between 800 Travel or Merger Corp. and any employee thereof, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of 800 Travel or Merger Corp. to cease doing business with 800 Travel or Merger Corp., or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and 800 Travel or Merger Corp. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section or
SCHEDULE 5.1(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                  (f) RELEASE OF THE SHAREHOLDERS FROM PRESTIGE'S LIABILITIES. After the Closing, 800 Travel and Merger Corp. shall use good faith efforts to obtain from third party creditors the release of the Shareholders from any personal liabilities relating to Prestige which are identified on SCHEDULE 5.1(f) and assumed by Merger Corp. in connection with the Merger. In the event that 800 Travel and Merger Corp. cannot obtain such releases, 800 Travel and Merger Corp. shall indemnify the Shareholders from all such liabilities disclosed on SCHEDULE 5.1(f).

                  (g) POST CLOSING AUDIT. In the event that the Financial Statements are audited after the Closing Date at the discretion of 800 Travel or Merger Corp., the Shareholders represent, warrant and covenant to 800 Travel and Merger Corp. that the Financial Statements are supported by underlying accounting records which are in proper order and are able to be audited, and that the audited financial statements, prepared on a consistent basis, will not materially differ from the Financial Statements. Each of the Shareholders agrees to fully cooperate with any such audit.

                  (h) SECURITIES AND EXCHANGE ACT REPORTS. Rule 144 of the Securities Act of 1933 requires under certain circumstances that current public information be available with respect to registrants whose restricted securities are sought to be transferred by Shareholders in reliance upon the exemption provided by such rule for resales of restricted securities. Following the consummation of the transactions contemplated hereby, 800 Travel covenants that it will timely file, in accordance with its obligations under the Securities and Exchange Act of 1934, as amended from time to time, all of its required filings such that Shareholders may have access to Rule 144 for purposes of resales of the 800 Travel Shares.

                  Shareholders acknowledge and covenant that in connection with any resale of their 800 Travel Shares pursuant to an available exemption provided by securities laws they will make certain representations to the Company and to their broker to the extent necessary, including, but not limited to, the following:

                           (i) the Shareholder is not an affiliate;

                           (ii) the Shareholder has filed Form 144 with the
Securities and Exchange Commission on or before any sale;

                           (iii) the Shareholder is not in possession of any
material non-public information;

                           (iv) the Shareholder nor any immediate family member
of Shareholder or any others with whom Shareholder is acting in concert, have not sold any 800 Travel Shares during the past three months;

                           (v) the Shareholder has not solicited or arranged for
the solicitation of orders to buy their 800 Travel Shares in anticipation or in connection with any sale transaction;

                           (vi) the Shareholder has held the shares for at least
one year and one day in accordance with the requirements of Rule 144.

                           (vii) the broker and 800 Travel's counsel are able to
rely on such representations.

                  800 Travel covenants that upon receipt of the above representations of Shareholder and representation letter from Shareholder's broker, it will not intentionally hinder Shareholders' ability to resell their 800 Travel Shares in reliance upon Rule 144, subject to their compliance with the Rule and 800 Travel's personnel policy with respect to insider trading. 800 Travel shall make its counsel available to Shareholders, at no cost to Shareholders, for purposes of assisting them with their compliance with Rule
144. The covenants by 800 Travel in this Section 5.1(h) shall no longer apply upon the expiration of two years from Closing when Rule 144(k) is available to Shareholders for the resale of their 800 Travel Shares and any restricted legends have been removed.

                                   ARTICLE VI
                        CONDITIONS TO OBLIGATION TO CLOSE
                        ---------------------------------

         6.1 CONDITIONS TO OBLIGATIONS OF 800 TRAVEL AND MERGER CORP. The obligations of 800 Travel and Merger Corp. to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

                  (a) The representations and warranties set forth in SECTION
3.1 above shall be true and correct in all material respects at and as of the Closing Date;

                  (b) The Shareholders shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (c) Prestige shall have procured all necessary third party consents;

                  (d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of 800 Travel and Merger Corp. to own the Prestige Shares and to control Prestige, or (iv) affect adversely the right of Prestige to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (e) The Parties shall have received any and all other necessary authorizations, consents, and approvals of landlords, governments and governmental agencies;

                  (f) 800 Travel and Merger Corp. shall have received the resignations, effective as of the Closing, of each director and officer of Prestige;

                  (g) 800 Travel and Merger Corp. shall have obtained on terms and conditions satisfactory to them in their sole discretion and judgment approvals and consents in order to consummate the transactions contemplated hereby;

                  (h) 800 Travel and Merger Corp. shall have completed to their satisfaction a due diligence review of Prestige and received from Shareholders and Prestige adequate evidence of insurance;

                  (i) AK LaScala, R LaScala and KD LaScala shall have entered into employment agreements with the Surviving Corporation, each of which shall contain a confidentiality agreement and covenant not to compete in the forms attached hereto as Exhibits B, C and D respectively;

                  (j) The Shareholders shall have delivered to 800 Travel: (i) copies of Prestige's Articles of Incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of the State of Florida, (ii) certificates from the Secretary of State or other appropriate official of the State of Florida to the effect that Prestige is in good standing or existing in such jurisdiction and listing all charter documents of Prestige on file, (iii) a certificate from the Secretary of State or other appropriate official in each state in which Prestige is qualified to do business to the effect that Prestige is in good standing in such state and (iv) certificates as to the tax status of Prestige in the State of Florida and each state in which Prestige is qualified to do business;

                  (k) 800 Travel and Merger Corp. shall have obtained a consent and estoppel certificate agreement from the landlord for the lease of the real estate and improvements upon which the primary office of Prestige is situated or entered into a satisfactory assignment and assumption of lease agreement with the landlord;

                  (l) The amount of cash Shareholders shall have withdrawn as a distribution from Prestige prior to Closing shall be acceptable to 800 Travel and Merger Corp.; and

                  (m) All actions to be taken by the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to 800 Travel and Merger Corp.

         6.2 CONDITIONS TO OBLIGATIONS OF PRESTIGE AND THE SHAREHOLDERS. The obligations of Prestige and the Shareholders to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

                  (a) The representations and warranties set forth in SECTION
3.2 above shall be true and correct in all material respects at and as of the Closing Date;

                  (b) 800 Travel and Merger Corp. shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (c) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (d) The Parties shall have received any and all necessary authorizations, consents, and approvals of governments and governmental agencies;

                  (e) The Surviving Corporation shall have entered into the employment agreements with AK LaScala, R LaScala and KD LaScala; and

                  (f) All actions to be taken by 800 Travel and Merger Corp. in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

                                   ARTICLE VII
                     REMEDIES FOR BREACHES OF THIS AGREEMENT
                     ---------------------------------------

         7.1 INDEMNIFICATION OBLIGATION OF THE SHAREHOLDERS. From and after the Closing, the Shareholders shall jointly and severally reimburse, indemnify and hold harmless 800 Travel, Merger Corp. and their respective successors and assigns (an "Indemnified 800 Travel Party") against and in respect of:

                  (a) Any and all damages, losses, deficiencies, Liabilities, costs and expenses incurred or suffered by any Indemnified 800 Travel Party that result from, relate to or arise out of:

                           (i) Any and all Liabilities and obligations of
Prestige of any nature whatsoever not disclosed herein to 800 Travel and Merger Corp.; or

                           (ii) Any and all actions, suits, claims, or legal,
administrative, arbitration, governmental or other proceedings or investigations against any Indemnified 800 Travel Party that relate to the Shareholders or Prestige in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction of the Shareholders, Prestige or any employee, agent, representative or subcontractor of Prestige prior to the Closing Date not disclosed herein to 800 Travel and Merger Corp.; or

                           (iii) Any misrepresentation, breach of warranty or
nonfulfillment of any agreement or covenant on the part of the Shareholders or Prestige under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to 800 Travel and Merger Corp. pursuant hereto or in connection with the negotiation, execution or performance hereof; and

                  (b) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this
Section 7.1.

provided, however, no claim for indemnification under this SECTION 7.1 shall be initiated by an Indemnified 800 Travel Party unless and until the aggregate amount of any such claim arising from any of the foregoing exceeds Fifteen Thousand ($15,000) Dollars.

         7.2 INDEMNIFICATION OBLIGATION OF 800 TRAVEL AND MERGER CORP. >From and after the Closing, 800 Travel and Merger Corp. shall jointly and severally reimburse, indemnify and hold harmless the Shareholders and their respective successors and assigns (an "Indemnified Shareholder Party") against and in respect of:

                  (a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Shareholder Party that result from, relate to or arise out of any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of 800 Travel or Merger Corp. under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Shareholders pursuant hereto or in connection with the negotiation, execution or performance hereof; and

                  (B) ANY AND ALL ACTIONS, SUITS, CLAIMS, PROCEEDINGS, INVESTIGATIONS, DEMANDS, ASSESSMENTS, AUDITS, FINES, JUDGMENTS, COSTS AND OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE LEGAL FEES AND EXPENSES AND COURT COSTS) INCIDENT TO ANY OF THE FOREGOING OR TO THE ENFORCEMENT OF THIS
SECTION 7.2;

PROVIDED, HOWEVER, NO CLAIM FOR INDEMNIFICATION UNDER THIS SECTION 7.2 SHALL BE INITIATED BY AN INDEMNIFIED SHAREHOLDER PARTY UNLESS AND UNTIL THE AGGREGATE AMOUNT OF ANY SUCH CLAIM ARISING FROM ANY OF THE FOREGOING EXCEEDS FIFTEEN THOUSAND ($15,000) DOLLARS.

         7.3 PROCEDURE FOR INDEMNIFICATION CLAIMS. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

         If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this ARTICLE VII; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all Liability by the third party claimant or plaintiff.

         7.4 CANCELLATION OF SHARES. 800 Travel is hereby authorized without further action by Shareholders to cancel on its books and records that number of 800 Travel Shares of Shareholders on a pro rata basis, equal to the amount owed to it or Surviving Corporation by Shareholders as a result of Shareholders' indemnification obligations under this ARTICLE VII. To the extent that the foregoing calculation would result in a greater number of 800 Travel Shares than Shareholders collectively own, then all such 800 Travel Shares of Shareholders shall be canceled on the books and records of 800 Travel, and to the extent that any portion of Shareholders indemnification obligation remains unpaid after cancellation of the 800 Travel Shares, Shareholders agree to pay such remaining balance to 800 Travel or Surviving Corporation, as the case may be, upon demand.

         7.5 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this ARTICLE VII are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek an injunction against a violation of any of the terms hereof or in aid of the exercise of any power granted hereby or by law, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby. All rights, powers, options or remedies afforded to the parties either hereunder or by law shall be cumulative and not alternative and the exercise of a party's right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law. The indemnification obligations hereunder shall survive the consummation of the transactions described herein. Should any party hereto employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising hereunder, or to recover damages for the breach hereof, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorney's fees, the value of time charged by paralegal and/or other staff members operating under the supervision of an attorney, and other legal costs, expended or incurred in connection therewith, before, during and subsequent to any litigation, including arbitration and appellate proceedings, bankruptcy or similar debtor/creditor proceedings, and proceedings to enforce any indemnity agreement herein contained.


                                  ARTICLE VIII
                                   TAX MATTERS
                                   -----------

         8.1 The following provisions shall govern the allocation of responsibility as between 800 Travel, the Surviving Corporation and the Shareholders for certain tax matters following the Closing Date:

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Prestige for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Shareholders shall permit 800 Travel and Merger Corp. to review and comment on each such Tax Return described in the preceding sentence prior to filing. Recognizing that Prestige is designated as a Sub-Chapter S corporation under the tax laws of the United States, Shareholders shall be responsible for the reporting of all income and other tax preparation and compliance relative to Prestige until the date of Closing. Shareholders agree to promptly file all necessary returns and to pay any associated taxes. 800 Travel and/or Merger Corp. shall be responsible for the reporting of all income and other tax preparation and compliance and to pay any associated taxes for all periods from the date of Closing forward.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. 800 Travel and Merger Corp. shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Prestige for Tax periods, which begin before the Closing Date and end after the Closing Date. The Shareholders shall pay to 800 Travel and Merger Corp. within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Prestige. Prestige has since its inception elected Sub Chapter S status for federal and state income tax purposes.))

                  (c) COOPERATION ON TAX MATTERS.

                           (i) 800 Travel, Merger Corp., Prestige and the
Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Prestige and the Shareholders agree: (A) to retain all books and records with respect to Tax matters pertinent to Prestige relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by 800 Travel and Merger Corp. or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Parties so request, Prestige or the Shareholders, as the case may be, shall allow the other Parties to take possession of such books and records.

                           (ii) 800 Travel, Merger Corp. and the Shareholders
further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) 800 Travel, Merger Corp. and the Shareholders
further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (d) CERTAIN TAXES. All other Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholder when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, 800 Travel and Merger Corp. will, and will cause their respective affiliates to, join in the execution of any such Tax Returns and other documentation.


                                   ARTICLE IX
                                   TERMINATION
                                   -----------

         9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated as provided below:

                  (a) 800 Travel and Merger Corp. and Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) 800 Travel and Merger Corp. may terminate this Agreement by giving written notice to Shareholders prior to the Closing if 800 Travel and Merger Corp. are not reasonably satisfied with the results of their continuing business, legal, environmental, and accounting due diligence regarding Prestige;

                  (c) 800 Travel and Merger Corp. may terminate this Agreement by giving written notice to Shareholders at any time prior to the Closing (i) in the event Shareholders and/or Prestige have breached any representation, warranty, or covenant contained in this Agreement in any material respect, 800 Travel and Merger Corp. have notified Shareholders and Prestige of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before August 15, 2000 by reason of the failure of any condition precedent under
SECTION 6.1 hereof (unless the failure results primarily from 800 Travel and Merger Corp. themselves breaching any representation, warranty, or covenant contained in this Agreement); and

                  (d) Shareholders and Prestige may terminate this Agreement by giving written notice to 800 Travel and Merger Corp. at any time prior to the Closing (i) in the event 800 Travel and/or Merger Corp. have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Shareholders and Prestige have notified 800 Travel and Merger Corp. of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before August 15, 2000 by reason of the failure of any condition precedent under SECTION 6.2 hereof (unless the failure results primarily from any of Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

         9.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 9.1, above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach and the provisions with respect to confidentiality which shall remain in full force and effect).

                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

         10.1 NATURE OF CERTAIN OBLIGATIONS. The representations, warranties, and covenants of the Shareholders and Prestige in this Agreement are made by the Shareholders and as such they are each jointly and severally responsible to the extent provided in ARTICLE VII above for the entirety of any adverse consequences 800 Travel and Merger Corp. may suffer as a result of any breach thereof. The Recitals set forth at the forepart of this Agreement are incorporated herein by reference. The Shareholders represent and warrant that the Recitals are true and correct.

         10.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of 800 Travel, Merger Corp., Prestige and the Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         10.3 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         10.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of 800 Travel, Merger Corp., Prestige and the Shareholders; provided, however, that 800 Travel and Merger Corp. may: (a) assign any or all of their rights and interests hereunder to one or more of their affiliates and (b) designate one or more of their affiliates to perform their obligations hereunder (in any or all of which cases 800 Travel and Merger Corp. nonetheless shall remain responsible for the performance of all of their obligations hereunder).

         10.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.7 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.8 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by overnight mail or by registered or certified mail, postage prepaid, addressed as follows:

       If to the Shareholders:               Copy to:

       Anita K. LaScala                      Linster E. Brinkley, Jr.
       5814 Schooner Way                     2350-N 34th Street North, Suite 110
       Tampa, FL 33615                       St. Petersburg, FL 33713

       Ron LaScala
       5814 Schooner Way
       Tampa, FL 33615


       Kimberly D. LaScala
       5814 Schooner Way
       Tampa, FL 33615

       If to 800 Travel and Merger Corp.:    Copy to:

       800 Travel Systems, Inc.              Mark A. Catchur, Esq.
       4802 Gunn Highway                     Shumaker, Loop & Kendrick, LLP
       Suite 140                             Suite 2800
       Tampa, Florida 33624                  101 E. Kennedy Boulevard
       Attn: Chief Executive Officer         Tampa, FL 33602

or such other address as shall be furnished in writing by any such Party in accordance with this Section 10.8, and such notice or communication shall be deemed to have been given on the date personally delivered, one (1) business day after delivered by overnight mail or three (3) business days after deposited in the U.S. Mail.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida. The venue for any proceeding hereunder shall be Hillsborough County, Florida.

         10.10 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by 800 Travel, Merger Corp., Prestige and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.12 EXPENSES. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders acknowledge and agree that Prestige has not borne and will not bear any of the Shareholder' or Prestige's costs and expenses (including any of Shareholders' legal fees and expenses) incurred in connection with this Agreement or any of the transactions contemplated hereby.

         10.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         10.14 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         10.15 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

         10.16 AUDIT. 800 Travel and Merger Corp. or Shareholders may cause an audit of the Financial Statements to be conducted by Grant Thornton LLP or such other comparable accounting firm of 800 Travel's or Shareholders' selection, the cost of which shall be borne one hundred percent (100%) by the requesting party. Except as otherwise provided in this Section, all items prepared by Grant Thornton LLP in connection with the audit shall be for use solely by 800 Travel and Merger Corp. The Shareholders agree to fully cooperate (and to cause Prestige to fully cooperate) with any such audit and provide any documentation reasonably requested by the auditor in order to complete such audit.)

         IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date and year first above written.

Witnesses:                            "800 TRAVEL"


                                      800 TRAVEL SYSTEMS, INC.
                           By:
-------------------------     -----------------------------------------

                           Its:
-------------------------      ----------------------------------------


                                      "MERGER CORP."

                                      800 TRAVEL ACQUISITION SUB, INC.

                           By:
-------------------------     -----------------------------------------

                           Its:
-------------------------      ----------------------------------------


                                      "PRESTIGE"

                                      PRESTIGE TRAVEL SYSTEMS, INC.


                           By: /S/ Anita K. LaScala
-------------------------     -----------------------------------------
                                   Anita K. LaScala
                           Its:    President
-------------------------      ----------------------------------------

WITNESSES:                            "SHAREHOLDERS"

                                      "AK LASCALA"

                           /S/ Anita K. LaScala
-------------------------  -----------------------------------
                                   Anita K. LaScala
-------------------------

                                      "R LASCALA"

                           /S/ Ron LaScala
-------------------------  -----------------------------------
                                   Ron LaScala
-------------------------

                                      "KD LASCALA"

                           /S/  Kimberly D. LaScala
-------------------------  -----------------------------------
                                   Kimberly D. LaScala
-------------------------

                                Schedule 2.10(a)

         to the Agreement and Plan of Reorganization (the "Agreement") by and among 800 Travel Systems, Inc. ("800 Travel"), 800 Travel Acquisition Sub, Inc. ("Merger Corp."), Prestige Travel Systems, Inc. ("Prestige"); Anita K. LaScala, Ron LaScala and Kimberly D. LaScala (collectively referred to as the "Shareholders").

                               Stock Consideration
                               -------------------

         The Shareholders shall be paid in the aggregate 229,240 800 Travel
            Shares which shall be paid to the Shareholders at Closing or as soon as practicable following Closing on the basis of their respective percentage capital stock ownership in Prestige as set forth below.


                               Cash Consideration
                               ------------------

         The Shareholders shall be paid in the aggregate Two Hundred Thousand
            Dollars ($200,000) payable at Closing by 800 Travel's corporate checks to the Shareholders on the basis of their respective capital stock ownership in Prestige as set forth below.



                                       Percentage
                                      Ownership of   800 Travel
                                        Prestige       Shares         Cash
                                     --------------- ------------ ------------
       Anita K. LaScala                         51%      116,912    $ 102,000
       Ron LaScala                              29%       66,480       58,000
       Kimberly LaScala                         20%       45,848       40,000
                                     --------------- ------------ ------------
                                               100%      229,240    $ 200,000
                                     =============== ============ ============

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